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                                                                EXHIBIT 11.1


                              JABIL CIRCUIT INC.
                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                 (in thousands, except for per share amounts)
                                 (Unaudited)


                                                 Three months ended
                                                     November 30,
                                                 1995            1996
                                                ------          ------
Net income                                       5,215           8,828
                                                ======          ======
Computation of weighted average common
   and equivalent shares outstanding:
Common stock                                    15,666          17,834
Options                                          1,301           1,108
                                                ------          ------
Total number of shares used in computing
   per share amounts                            15,967          18,942
                                                ======          ======
Net income per share                              0.31            0.47
                                                ======          ======